                                                                  EXHIBIT 10.17

NEWS RELEASE


         Voice Mobility International, Inc. Board Member Resigns To Make
                             Room for New Directors
   Edith M. Both resigns; new directors with telecommunications and financial expertise sign on to guide Voice Mobility's growth

VANCOUVER, BC, May 9, 2000 -- Voice Mobility International, Inc. (OTCBB:
VMII), a developer of Internet-based, unified communications software, announced the Corporation has accepted the resignation of Mrs. Edith M. Both as a Director of the Corporation, effective April 17, 2000. Mrs. Both resigned to create a vacancy in the Board of Directors for a new incoming director.

"It has been gratifying to observe and participate in Voice Mobility's growth," commented Mrs. Both. "Now that the company has matured, it is appropriate for the board to evolve to include individuals whose business and financial experience will best serve the company in the future. I am confident the experience of the incoming directors will be invaluable to management as Voice Mobility continues on its path of aggressive growth."

"On behalf of the Board of Directors, I would like to thank Mrs. Both for her service as a Director and wish her well in her future endeavors," said William Krebs, Chairman of the Board of Directors of Voice Mobility International, Inc. "I would also like to take this opportunity to welcome our new board members, David Scott and Morgan Sturdy."

Mr. Scott is a veteran investment executive with more than 30 years experience in the venture capital and mutual fund industries. Prior to starting his own advisory business, Mr. Scott was president from 1994 to 1999 of MDS Venture Pacific Inc., a Vancouver-based venture capital manager. From 1988 to 1994 he was President, Discovery Enterprises Inc., a venture capital manager with $30 million in assets under management. He held various investment industry positions, including President, Toronto Shared Ventures Inc., a partnership between North American Life and the Molson Company, President of money manager, Elliott & Page Ltd., President, ScotiaFund Financial Services Inc., an RSP company he founded and subsequently sold to a major bank, and various other mutual fund and senior investment community positions. Mr. Scott currently devotes substantially all of his time to directorships and advisory roles with public, private and not for profit companies.

Mr. Sturdy is Executive Vice-President and Chief Operating Officer of NICE Systems North America, which is a leading global provider of integrated digital recording and quality management solutions, a publicly traded company listed on the NASDAQ National Market System. For twelve years prior, he served as President of Dees Communications Engineering Ltd., an innovator in computer telephony solutions, which was then sold to NICE Systems. From 1997, he was Chairman of the Board of Directors of Hothaus Technologies, a leader in DSP solutions for Voice over IP, which was subsequently acquired by Broadcom for $414 million in 1999. He is a current director of several publicly traded companies, including Q/Media Services Corporation, Infowave Software, Inc., TIR Systems, and is a nominee to be a director of Digital Dispatch Systems. Additionally, he sits on the board of privately held WaveMakers Research Inc. Mr. Sturdy is a past director of National Wireless Canadian Research Foundation, past director of the Technology Industry Association of British Columbia, Chairman of Acetech, and the current Chairman of Softworld 2001.

Messrs. Scott and Sturdy join directors Jay Hutton, Chief Executive Officer of Voice Mobility, Tom O'Flaherty, President of Voice Mobility, Colin Corey, President NBTel Global, Randy Buchamer, formerly Vice President and Chief Operating Officer of Mohawk Oil Retail SBU, and William Krebs, Chairman of the Board of Directors and co-founder of Voice Mobility International, Inc.

For further information:
Jay Hutton, Chief Executive Officer, Voice Mobility International, Inc. 604-482-0000
www.voicemobility.com

MEDIA CONTACT
Roger Noujeim
Carly Hutchinson
National Public Relations
604-684-6655
rnoujeim@national.ca
chutchinson@national.ca

Maxine Barnes
United Kingdom: 0207-251-1385
maxinebarnes@msn.com

INVESTOR RELATIONS
North America: 1-888-370-8751
Investors@voicemobility.com